Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ascent Media Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-156231 and 333-156230) of Ascent Media Corporation of our report dated March 14, 2011, with respect to the consolidated balance sheets of Ascent Media Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Ascent Media Corporation.

Our report dated March 14, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states Ascent Media Corporation acquired Monitronics International, Inc. (Monitronics) on December 17, 2010, and management excluded from its assessment of the effectiveness of Ascent Media Corporation’s internal control over financial reporting as of December 31, 2010, Monitronics’ control over financial reporting associated with total assets of $1.38 billion and total revenues of $12.2 million included in the consolidated financial statements of Ascent Media Corporation and subsidiaries as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of Ascent Media Corporation also excluded an evaluation of the internal control over financial reporting of Monitronics.

/s/  KPMG LLP

Los Angeles, California
March 14, 2011